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                                                                  Exhibit 10.8


                          CONSULTING SERVICES AGREEMENT
                                       NO.

         This Consulting Services Agreement (the "Agreement"), dated as of August 11, 1999 ("Effective Date") between WORLD COMMERCE ONLINE, INC., with offices located at 9677 TRADEPORT DRIVE, ORLANDO, FLORIDA, 32827, ("Contractor"), and ANSWERTHINK CONSULTING GROUP, INC., a Florida corporation with an office at 3200 Windy Hill Road, Suite 800 West, Atlanta, GA 30339 ("Subcontractor").

         WHEREAS, Contractor desires to retain Subcontractor to perform information technology consulting services;

         WHEREAS, Subcontractor desires to perform such information technology consulting services for Contractor.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. PURPOSE OF ENGAGEMENT. Contractor agrees to retain Subcontractor to perform information technology consulting services for Contractor, on a task by task basis (the "Services"), and Subcontractor agrees to furnish the Services on the terms and subject to the conditions set forth in this Agreement. During the term of this Agreement, Contractor and Subcontractor will develop and agree upon Statements of Work ("SOWs") defining the Services and deliverables (if any) to be provided by Subcontractor, Subcontractor's compensation, deadlines, if any, and such other details as the par-ties deem appropriate. SOWs which are from time to time agreed upon shall reference this Agreement and shall be executed by the parties and attached hereto and shall form a part hereof. The SOWs with respect to the Services initiated or completed prior to the date hereof are attached hereto and made a part of this Agreement. In the event of a conflict between the provisions of this Agreement and the specific provisions set forth in the SOWS, the provisions of such SOWs shall control.

         2. PERFORMANCE OF SERVICES. Subcontractor shall provide sufficient qualified personnel to perform the Services required by the SOWs in a competent and workmanlike manner in accordance with applicable industry standards. Contractor shall have the right to require Subcontractor to replace personnel that Contractor reasonably determines to be performing the Services in an unsatisfactory manner and Subcontractor shall promptly reply with any such request in no event, no more than five (5) days from the date of notice. Subcontractor's personnel performing the Services on Contractor's premises shall comply with all rules and regulations of which they have received notice. Subcontractor agrees to perform the Services in a manner consistent with applicable professional standards. Contractor agrees to provide Subcontractor with access to and use of Contractor's personnel, facilities and equipment to the extent necessary for Subcontractor to perform the Services and with access to Contractor's customers' personnel, facilities and equipment to the extent that Contractor has access to same and to the extent necessary to perform the Services. SOWs may set forth additional details regarding Subcontractor's access to and use of Contractor's personnel, facilities and equipment.

         3. ACCEPTANCE. Contractor will accept Services provided by Subcontractor upon acceptance of such Services by Contractor's customer, in the customer's reasonable discretion, judged on the terms and specifications contained in the applicable SOW. In any event, Services will be deemed accepted if not rejected in writing within thirty (30) days after delivery.
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         4. TERM. The term of this Agreement shall begin on the date
Subcontractor first began rendering the Services contemplated hereby and shall continue until terminated by either party pursuant to Paragraph 9 hereof.

         5. SUBCONTRACTOR'S COMPENSATION. During the term of this Agreement, Contractor agrees to compensate Subcontractor as set forth in each SOW. Subcontractor may be compensated on a time and materials or fixed price basis as stated in the applicable SOW. In addition, Contractor shall reimburse Subcontractor for its preapproved reasonable out-of-pocket expenses incurred by Subcontractor in connection with its performance of the Services. Subcontractor shall bill Contractor at biweekly intervals for time and materials engagements or at agreed-upon milestones, for fixed price engagements, all as set forth in the relevant SOW. Invoices shall be mailed to Contractor at the address set forth in Paragraph 16 hereof. Each invoice submitted by Subcontractor will provide complete supporting detail for the Services invoiced, including, to the extent applicable to a particular engagement, the dates of Services and hours worked at the negotiated rate on each day. Invoices shall also include receipts or other suitable detail concerning related expenses. Contractor shall pay undisputed invoices or provide written notice of disputed invoices within thirty
(30) days of receipt. The parties agree to use good faith best efforts to resolve disputes concerning invoices within sixty (60) days of the date of Contractor's receipt of the applicable invoice. Hourly rates to be charged by Subcontractor personnel shall be as set forth in the applicable SOW.

         6. OWNERSHIP OF MATERIALS RELATED TO SERVICES. (a) The parties agree that all right, title and interest (including copyrights) in and to all information, drawings, documents, designs, models, patents, inventions, copyrightable material and other tangible and intangible materials authored or prepared by Subcontractor for Contractor under any SOW (collectively, the "Works"), other than Subcontractor's administrative communications, records, files and working papers relating to this Agreement and the Services, are the sole and exclusive property of Contractor and shall be considered works made for hire. In the event any such Works do not fall within the specifically enumerated works that constitute works made for hire under the United States copyright laws, Subcontractor hereby agrees to assign and, upon their authorship or creation, expressly and automatically assigns, all copyrights, proprietary rights, trade secrets, and all other right, title and interest in and to the Works to Contractor. Subcontractor agrees to render all reasonably required assistance to Contractor to protect the rights hereinabove described.

                  (b) To the extent the Works provided by Subcontractor hereunder utilize or contain software product(s), specifications or other materials or information ("Materials") which have been developed independent of the Works provided hereunder and not under the terms of this Agreement or any SOW attached hereto, Subcontractor hereby grants Contractor an irrevocable, perpetual, fully paid license (with the right to sublicense at any number of levels) such Materials as will permit Contractor to achieve the purpose of the applicable SOW for which the Materials were delivered.

                  (c) Notwithstanding anything to the contrary set forth herein, Subcontractor shall have the right to retain a copy of each of the Works for its records but shall treat such Works as Confidential Information of Contractor.

         7. RESIDUALS. Contractor agrees that Subcontractor shall be free to use and employ their general skills, know-how, and expertise to use, disclose, and employ any generalized ideas, concepts, know-how, methods and techniques, or skills gained or learned during the course of any services performed hereunder, so long as is or they do not disclose confidential information of Contractor. Subcontractor may retain copies of high level generalized ideas, concepts, know-how, methods and


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techniques which are resident in electronic form, provided, however, that no such electronic document or file shall contain any confidential information, software or utility developed under this Agreement or belonging to Contractor or any of its customers.

         8. SUBCONTRACTOR'S WARRANTIES. Subcontractor warrants to Contractor that:

                  (a) Subcontractor's performance of the Services called for by this Agreement does not and shall not violate any applicable law, rule, or regulation;

                  (b) Subcontractor has full authority and sufficient right, title, and interest in and to any developed computer programs, computer systems, data, computer documentation or other material whatsoever, exclusive of rights respecting programs, data and materials created by Contractor or identified by Contractor as furnished to Contractor by third-party vendors, to grant and convey the rights accorded to Contractor under Paragraph 6 hereof;

                  (c) Subcontractor represents and warrants that the Services to be performed hereunder shall be performed in a timely and professional manner and in accordance with the highest professional standards for such Services, and will strictly comply with the descriptions and representations regarding the Services (including performance capabilities, accuracy, completeness, characteristics, specifications, configurations, standards, functions and requirements) that are set forth in the Agreement and the applicable SOW. Works provided by Subcontractor hereunder will conform to the specifications of the applicable SOW. During the period of time defined in the SOW and if such period is not defined, for a period of ninety (90) days from acceptance of the Works and/or completion of the Services, as applicable ("Warranty Period"), or such longer period provided that Contractor notifies Subcontractor of the nonconformity during the Warranty Period, Subcontractor will remedy, without charge to Contractor or Contractor's customer, any and all parts of the Services and/or Works which Contractor or its customer find to be nonconforming. Subcontractor shall replace or begin to correct nonconforming Work and/or reperform the Services within three (3) business days (or immediately in the event that the nonconformity causes a complete system failure) upon Contractor's notice of such to Subcontractor, and shall continue to work diligently, at no charge, until the nonconformity is corrected, providing periodic written progress reports as requested by Contractor or until such Services are terminated as provided for under this Agreement;

                  (d) During the Warranty Period, if Subcontractor is unable to remedy any nonconforming Work or correctly reperform any Services within the time set forth in the applicable SOW and if no time is specified, within thirty
(30) days from written notice of the nonconformity, Contractor shall have the right to terminate the applicable SOW and either (i) return the non-conforming Works, if any, to Subcontractor and receive a refund of all payments made by Contractor to Subcontractor under the applicable SOW for services related to the nonconforming works, or (ii) keep the nonconforming Works "as is." If Contractor determines to keep the non-conforming Works "as is", Contractor may withhold any and all remaining payments on invoiced amounts related to the nonconforming Works and Subcontractor will pay Contractor any additional costs incurred by Contractor in remedying the nonconforming Work up to the amount set forth on the applicable SOW attributable to estimated fees associated with the nonconforming Work;

                  (e) Each party represents that the services and/or products furnished to the other party hereunder will be of original development by the providing party or, in the case of third party products, that the providing party has the right to provide such third party products to the other party for the purpose of that party performing its duties and/or exercising its rights hereunder.


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                      Except as otherwise stated herein, Subcontractor makes no
representations or warranties, express or implied, to Contractor or any other person with respect to such Services or Work or items to be provided by Subcontractor pursuant to this Agreement, including, without limitation, any warranties regarding ownership, merchantability, suitability, capacity, originality, fitness for a particular or other purpose (irrespective of any previous course of dealing between the parties or custom or usage of trade) or results be derived from the use of services.

         9. TERM AND TERMINATION. The term for providing Services and/or Works under this Agreement shall be from the date first written above and shall continue in effect until terminated by either party with thirty (30) days prior written notice.

         10. LIABILITIES AND REMEDIES FOR INFRINGEMENT. (a) Subcontractor hereby agrees to indemnify, hold harmless and defend Contractor against all claims, liabilities, losses, expenses (including reasonable attorneys' fees and legal expenses related to such defense), fines, penalties, taxes or damages (collectively, "Liabilities"), asserted by any third party against Contractor to the extent such Liabilities result from the violation by Subcontractor of any third party's trade secrets, proprietary information, trademark, copyright, or patent rights in connection with the performance of the Services by Subcontractor. Contractor shall promptly notify Subcontractor of any third party claim subject to indemnification hereunder and Subcontractor shall have the right to conduct the defense or settlement of any such third party claim at Subcontractor's sole expense and Contractor shall cooperate with Subcontractor in connection therewith. The foregoing provisions shall not apply to the extent that any infringement arises out of (i) use of the Works other than in accordance with applicable documentation or instructions supplied by Subcontractor, or (ii) any alteration, modification or revision of the Works not explicitly authorized by Subcontractor.

                  (b) Subject to subparagraph (c) of this Paragraph 10, in case any of the Works or any portion thereof is held in any such suit to constitute infringement and the use thereof is enjoined, Subcontractor shall, within a reasonable time, at its option, either (i) secure :or Contractor the right to continue the use of such infringing item by procuring for Contractor a license or other permission as will enable Contractor to secure the suspension of any injunction or (ii) replace, at Subcontractor's sole expense, such item with a substantially equivalent noninfringing item or modify such item so that it becomes non-infringing. In the event Subcontractor is unable to procure the aforementioned license or permission or replace the infringing item as provided herein at Contractor's option, Contractor may return the infringing items and Subcontractor shall accept the return of the infringing item and refund to Contractor the amount paid to Subcontractor under this Agreement attributable to the infringing item.

                  (c) The provisions of this Paragraph 10 state Subcontractor's entire liability and Contractor's sole remedy with respect to infringement.

                  (d) Contractor agrees to indemnify, hold harmless Subcontractor against all claims, liabilities, losses, expenses (including attorneys' fees and legal expenses related to such defense), fines, penalties, taxes or damages (collectively, "Liabilities"), asserted by any third party against Subcontractor to the extent such Liabilities result from the violation by Contractor of any third party's trade secrets, proprietary information, trademark, copyright, or patent rights in connection with the materials provided by Contractor to Subcontractor under this Agreement, which Subcontractor modifies or uses to carry out its obligations and duties hereunder. Subcontractor shall promptly notify Contractor of any third party claim subject to indemnification hereunder and Contractor shall have the right to conduct the defense or settlement of any such third party claim at Contractor's sole expense and Subcontractor shall cooperate


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with Contractor in connection therewith. The foregoing provisions shall not apply to the extent that any infringement arises out of (i) use of the materials other than in accordance with Subcontractor's provision of Services hereunder, or (ii) any alteration, modification or revision of the materials not explicitly authorized by Contractor.

                  (e) Subject to subparagraph (f) of this Paragraph 10, in case any of the materials or any portion thereof is held in any such suit to constitute infringement or if Contractor reasonably believes that such a claim will be made, Contractor shall, within a reasonable time, at its option, either
(i) secure for Subcontractor the right to continue the use of such infringing item by procuring a license or other permission, or (ii) replace, at Contractor's sole expense, such item with a substantially equivalent non-infringing item or modify such item so that it becomes non-infringing. In the event Contractor is unable to procure the aforementioned license or permission or replace the infringing item as provided herein at Contractor's option, Contractor may terminate this Agreement and pay to Subcontractor the amount for Services satisfactorily performed to the date of termination.

                  (f) The provisions of this Paragraph 10 state Contractor's entire liability and Contractor's sole remedy with respect to infringement.

         11. INDEMNIFICATION OF SUBCONTRACTOR: LIMITATION OF LIABILITY. (a) Except with respect to Subcontractor's obligation to indemnify, hold harmless and defend Contractor pursuant to Paragraph 10 hereof, each party's maximum liability hereunder and under any SOW shall be limited to the amount of fees paid to Subcontractor for the performance of such Services under each SOW.

                  (b) Each party shall have no liability to the other party for any special, incidental or consequential damages, including without limitation loss of profits, even if such party has been advised of the possibility of such damages.

         12. CONTRACTOR CONFIDENTIAL INFORMATION. Each party will-treat as confidential and will not divulge to any third party, or use or permit persons under its direction to use for any unauthorized purpose, all information disclosed to it by the other party (including, in the case of Contractor Confidential Information, information belonging to any client or customer of Contractor), or developed under this Agreement and belonging to the other party, which is either marked "confidential," "proprietary" or the like, or which should under the circumstances be reasonably understood to be confidential information. This restriction applies during and after the term of this Agreement, but shall not apply to any information which (a) becomes public knowledge through no violation of this Agreement by the receiving party, (b) is already known by the receiving party at the time of disclosure with no reference to the disclosing party's confidential Information. For purposes of this Agreement, "Confidential Information" includes without limitation know-how, formulae, computer programs, software and documentation, secret processes or machines, inventions and research projects, information about costs, profits, markets, sales, customers, suppliers and employees (including salary, evaluation, and other personnel data), plans for further development, and any other information of a similar nature. The receiving party will have the burden of proving the applicability of any exception hereunder. Nothing herein shall prevent Contractor from fulfilling its obligations to its customers with regard to customer's need to access and utilize Confidential Information. Confidential Information shall not include any information which (i) was available to or in the possession of the parties prior to the time of disclosure by the parties or their representatives, (ii) is or becomes generally available to the public other than as a result of a disclosure by the parties, their directors, officers and employees, agent or representatives; (iii)


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is or becomes available to the parties on a non-confidential basis by a third party which his not bound by a confidentiality agreement with the parties; or
(iv) is required by law to be disclosed.

         13. INDEPENDENT SUBCONTRACTOR. Subcontractor is performing the Services as an independent subcontractor and not as an employee of Contractor and none of Subcontractor's personnel shall be entitled to receive any compensation, benefits or other incidents of employment from Contractor. Subcontractor shall be responsible for all taxes and other expenses attributable to the rendition of Services hereunder to Contractor, and Subcontractor shall indemnify, hold harmless and defend Contractor from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of Subcontractor's alleged failure to pay federal, state or local taxes during the ten-n of this Agreement. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between Contractor and Subcontractor, nor shall anything in this Agreement be deemed to constitute Subcontractor or Contractor the agent of the other. Neither Subcontractor nor Contractor shall be or become liable or bound by any representation, act or omission whatsoever of the other.

         14. NONASSIGNABILITY. Neither party shall assign, transfer, or subcontract this Agreement or any of its obligations hereunder without the other party's express, prior written consent.

         15. NON-SOLICITATION OF EMPLOYEES. During the term of any individual SOW attached hereto, and for a period of six (6) months following date of termination of such SOW, neither party will actively solicit for employment those employees of the other party who are directly involved in the performance or receipt of Services or Works under such SOW, without prior written permission by both parties.

         16. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or if mailed by registered or certified mail or, if sent by recognized overnight delivery service, addressed as follows:

If to Contractor:

         World Commerce Online, Inc.
         9677 Tradeport Drive
         Orlando, Florida, 32827
         Attn: Tucker Byrd, Esq.

With a copy to:

         Jack R. Daniel, II
         Executive Vice President

         -------------------------

         -------------------------

         -------------------------


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If to Subcontractor:

         AnswerThink Consulting Group, Inc.
         1001 Brickell Bay Drive
         Suite 3000
         Miami, Florida 33131
         Attention:  Joe Dugan, Managing Director - ebusiness Solutions with a copy to:

         AnswerThink Consulting Group, Inc.
         1001 Brickell Avenue
         Suite 3000
         Miami, FL 33131
         Attention:  Ted A. Fernandez, Chief Executive Officer and President

         17. SEVERABILITY. In the event that any term or provision of this Agreement shall be held to be invalid, void or unenforceable, then the remainder of this Agreement shall not be affected, impaired or invalidated, and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws provisions thereof.

         18. INTEGRATION. This Agreement, including any SOWs entered into pursuant hereto, constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by each of the parties hereto.

         19. INSURANCE. Throughout the term of this Agreement and for a period of two (2) years thereafter, Subcontractor shall maintain professional liability insurance (including errors and omissions) and workers compensation insurance in the amount required by statute and comprehensive general liability insurance with coverage of at least one million dollars ($1,000,000) for bodily injury, property damage or other losses with coverage of at least one million dollars ($1,000,000), in connection with the provision of Services by Subcontractor pursuant to the terms of this Agreement. Subcontractor has provided Contractor with Certificates of Insurance or self-insurance evidencing the above coverage and shall provide Contractor with prompt written notice of any material change. Contractor agrees that it has or shall obtain appropriate insurance with regard the services it provides to its customer.

         20. SURVIVAL. Sections 6, 7, 8, 10, 11, 12 and 15 hereof shall survive any termination of this Agreement for any reason.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


WORLD COMMERCE ONLINE, INC.                   ANSWERTHINK CONSULTING GROUP, INC.



By: /s/ Robert H. Shaw                       By: /s/ Barry H. Atkins
   ------------------------------               -------------------------------
           (Signature)                                     (Signature)

Name:   Robert H. Shaw                        Name:   Barry H. Atkins
Title:  Chief Executive Officer               Title:  Director


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                                   RATE CHART


                                                     DISCOUNT
TITLE                            STD RATE              RATE
-----                            --------            --------
Consultant                       $150.00             $100.50
Senior Cons "B"                  $175.00             $117.25
Senior Cons "A"                  $185.00             $123.95
Manager                          $225.00             $150.75
Director                         $300.00             $200.00
Managing Director                $400.00             $200.00